EXHIBIT 23.1

Consent of Independent Accountants

The Board of Directors

First Republic Preferred Capital Corporation:

We consent to the incorporation by reference herein of our report dated March 14, 2003, with respect to the balance sheets of First Republic Preferred Capital Corporation (a majority owned subsidiary of First Republic Bank) as of December 31, 2002 and 2001, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the registration statement on Form S-11 (File No. 333-106141) that is incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

June 20, 2003